Exhibit 10.4.17
MODIFICATION TO COMPENSATION ARRANGEMENT FOR EXECUTIVE OFFICER — MARC H. LEVIN
     On June 14, 2011, the Compensation Committee of the Board of Directors of Harris Interactive Inc. (the “Company”) approved an increase in the annual base salary of Marc H. Levin from $255,000 to $275,000, effective June 15, 2011, in connection with his promotion to Chief Administrative Officer. Mr. Levin maintained his roles as the Company’s Executive Vice President, General Counsel and Corporate Secretary.